UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) August 25, 2014

CIG WIRELESS CORP.

(Exact name of registrant as specified in Charter)

Nevada	000-53677	68-0672900
(State or other jurisdiction of incorporation)	(Commission file no.)	(IRS employer identification no.)

11120 South Crown Way, Suite 1, Wellington, Florida 33414
(Address of principal executive offices)

(561) 701-8484

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 25, 2014, CIG Wireless Corp. (the “Company”) entered into an Amendment to Survival Period Termination Agreement with Macquarie Capital (USA) Inc. (“Macquarie”), dated August 25, 2014 (the “Amendment”), that amends the Survival Period Termination Agreement between the Company and Macquarie, dated May 22, 2014 (the “Termination Agreement”). Pursuant to the Amendment, on August 25, 2014, the Company paid to Macquarie a payment of $500,000 (the “Termination Payment”), which fully satisfies all payments due under the Termination Agreement.

Pursuant to the previously disclosed Second Supplemental Agreement by and among the Company and Fir Tree Capital Opportunity (LN) Master Fund, L.P. and Fir Tree Ref III Tower LLC (together, the “Fir Tree Investors”), dated March 7, 2014 (the “Supplemental Agreement”), and in connection with the Termination Payment, on August 26, 2014, the Company issued to the Fir Tree Investors 5,000 shares of the Company’s Series A-1 Preferred Stock and 561,106 shares of the Company’s Series A-2 Preferred Stock (together, the “Indemnity Shares”) in connection with an indemnification claim made by the Fir Tree Investors. On August 26, 2014, pursuant to the anti-dilution provisions contained in the award agreements issued under the Company’s 2014 Equity Incentive Plan (the “Plan”), which were triggered by the issuances to the Fir Tree Investors described above on that same date, the Company also issued, in the aggregate, 59,479 restricted shares of the Company’s common stock, par value $0.00001, (the “Anti-Dilution Shares”) to certain Plan participants.

Item 3.02 Unregistered Sales of Equity Securities

On August 26, 2014, the Company issued the Indemnity Shares and the Anti-Dilution Shares as described in Item 1.01 above, which disclosure is incorporated into this Item 3.02 by reference thereto.

The Indemnity Shares and the Anti-Dilution Shares were issued pursuant to the exemption from securities registration afforded by the provisions of Regulation D, as promulgated by the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 28, 2014	CIG WIRELESS CORP.

	By:	/s/ Paul McGinn
Paul McGinn Chief Executive Officer